Exhibit 99.1

NEWS RELEASE
For More Information Contact:
Rodney L. Underdown (913-344-9395)	Peggy Landon (913-344-9315)
Chief Financial Officer	Director of Investor Relations and
Corporate Communications

Keith Clark to Succeed John Fallis as Vice President and General Manager of North American Highway Business

OVERLAND PARK, Kan. (August 29, 2007) – Compass Minerals (NYSE: CMP) has announced that Keith E. Clark will succeed John Fallis as vice president and general manager of its North American Highway business on January 1, 2008.  Mr. Fallis has announced his intention to begin a retirement process that will include assisting Mr. Clark through the completion of the 2007-2008 highway deicing season and a transition to a part-time role beginning April 1, 2008.
“John Fallis’ contributions to our company over the past 30 years have been invaluable, and we’re pleased that he has agreed to continue to make his considerable knowledge and expertise available to Compass Minerals after this transition,” said Angelo Brisimitzakis, Compass Minerals president and CEO.  “Keith Clark is an accomplished leader and the natural choice to take over our core highway business.  With his 25 years of mining and minerals experience – including 12 years with Compass Minerals – Keith is uniquely qualified to guide the profitable growth of our highway business and to continue to strengthen our leadership position.”
Mr. Clark joined Compass Minerals in 1995 as vice president of manufacturing and became vice president and general manager of the company’s consumer and industrial business in 1997.  Prior to joining the company, Mr. Clark held leadership roles with General Chemical Corporation and U.S. Steel.  He holds a bachelor’s degree in manufacturing from Bradley University.
The company is conducting an external search to identify a new vice president and general manager of consumer and industrial activities.
About Compass Minerals
Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of inorganic minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride.  The company provides highway deicing salt to customers in North America and the United Kingdom, and produces and distributes consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, specialty fertilizers and other products for consumer, agricultural and industrial applications.  Compass Minerals also provides records management services to businesses throughout the U.K.
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